UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 18, 2004

Date of Report (Date of earliest event reported)

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18200 Van Karman Avenue Suite 1000 Irvine, California	92612-1023
(Address of principal executive offices)	(Zip Code)

(949) 585-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On July 2, 2004, Epicor Software Corporation (“Epicor” or the “Company”) filed a Form 8-K to report its acquisition of shares of Scala Business Solutions N.V. (“Scala”). Epicor indicated that it would file the financial information required by Item 7 of Form 8-K no later than the date required by Item 7 of Form 8-K. On August 23, 2004 the requirements of Form 8-K were amended by the Securities and Exchange Commission in Release Nos. 33-8400; 34-49424, “Additional Form 8-K Disclosure Requirements and Acceleration of Filing Date.” This Amendment No. 1 to Form 8-K is filed to provide the required financial information as set forth in Item 9.01 below (former Item 7) and to amend Item 2.01 below (former Item 2). The numbering has been revised to conform to the new Form 8-K requirements.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 18, 2004, under an exchange offer conducted pursuant to the terms of the Amended and Restated Merger Protocol dated as of April 14, 2004 between Scala and Epicor, Epicor acquired 22,570,851 ordinary shares of Scala (including 834,800 Scala ordinary shares issued upon the exercise of options subject to accelerated vesting in connection with the Exchange Offer) during the initial exchange offer period by means of an exchange offer made for all of the outstanding ordinary shares of Scala (the “Exchange Offer”). On July 8, 2004, Epicor acquired 1,096,048 shares of Scala during a subsequent offering period. The shareholders of Scala received 0.1795 newly issued shares of Epicor common stock and a cash payment of $1.8230 for each Scala ordinary share validly tendered (the “Consideration”). The Consideration was determined based upon arm’s-length negotiations between Epicor and Scala. In addition, on July 12, 2004, Epicor purchased 27,452 Scala ordinary shares at €2.38 in open market purchases on Euronext Amsterdam.

Epicor used working capital and funds available under a Credit Agreement (24-month) dated as of January 28, 2004, as amended, among Epicor Software Corporation and KeyBank National Association, entered into in the ordinary course of business, in order to finance the cash portion of the offer price. A copy of this Credit Agreement is attached as Exhibit 10.1 to the Form S-4 filed by Epicor with the United States Securities and Exchange Commission on April 14, 2004 (File No. 333-114475) (as amended, the “Registration Statement”).

The shares of Epicor common stock issued in the Exchange Offer are listed on the Nasdaq National Market. As a result of the acquisition, Epicor currently owns approximately 98% of the outstanding ordinary shares of Scala. Prior to July 13, 2004, Scala ordinary shares were traded on the Official Segment of the stock market of Euronext Amsterdam, N.V. (“Euronext Amsterdam”); on July 13, 2004, following an application by Epicor, the listing of Scala shares on Euronext Amsterdam was terminated.

Epicor seeks to acquire all of the outstanding Scala ordinary shares. Epicor expects to commence a “buy-out procedure” in Fall 2004 in accordance with Section 2:92a of the Dutch Civil Code in order to acquire Scala ordinary shares from any remaining minority Scala shareholders, as described in the section of the Registration Statement entitled “Buy-out Procedure” on page 63. In the buy-out procedure, Epicor will request the Enterprise Section of the Amsterdam Court of Appeal to enter a judgment ordering the remaining shareholders of Scala to transfer their shares in exchange for a cash payment based on the value of the Consideration on June 18, 2004.

In addition, Epicor may also elect to affect any of the following restructuring activities:

•	the sale and transfer by Scala, or any of its subsidiaries, to Epicor, or any of the affiliates of Epicor, of all or a portion of the assets of Scala (including capital stock of a Scala affiliate) or its subsidiaries;

•	the transfer of employees from Scala or a Scala subsidiary to Epicor or any of the affiliates of Epicor, and the transfer of employees from Epicor or any of the affiliates of Epicor to Scala or a Scala subsidiary;

•	the merger of a Scala subsidiary into Scala or Epicor or any of the affiliates of Epicor;

•	the effectuation by Scala and one or more of Epicor’s Dutch subsidiaries of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code, as described in the section of the Registration Statement entitled “Post-Closing Legal Merger” on page 64;

•	the amendment of the articles of association of Scala, for instance, in order to make them more in accordance with the articles of association and by-laws customarily used for Epicor and its affiliates, which could, for example, entail an elimination of the supervisory board of Scala;

•	the transformation (omzetting) of Scala into a private company with limited liability; or

•	any one or more combinations of the foregoing actions. Please see page 62 of the Registration Statement for more information.

Scala is a public company with limited liability incorporated under the laws of The Netherlands. Scala designs, develops, markets and supports collaborative enterprise resource planning (ERP) software that is used by the small and medium size divisions and subsidiaries of large multinational corporations, as well as by independent stand-alone companies, in developed and emerging markets. Scala’s solutions are based on a web services platform and utilize Microsoft® technologies. Scala’s software and services support local currencies and accounting regulations, are available in more than 30 languages, and are used by customers in over 140 countries. Epicor intends to continue to operate the business of Scala as further described in the Registration Statement.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

(A) The Unaudited Consolidated Financial Statements of Scala including Scala’s unaudited Consolidated Balance Sheet for the quarter ended March 31, 2004; the Unaudited Consolidated Statements of Operations and Comprehensive Operations for the quarters ended March 31, 2004 and 2003; and the Unaudited Consolidated Statements of Cash Flows for the quarters ended March 31, 2004 and 2003, and (B) the Consolidated Balance Sheets of Scala Business Solutions N.V. and subsidiaries as of December 31, 2003 and 2002 (restated); the Consolidated Statements of Operations for the years ended December 31, 2003 and 2002 (restated); the Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income/(Loss) for the years ended December 31, 2003 and 2002 (restated); and the Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002 (restated) are set forth below.

The interim financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 are unaudited and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the information presented herein. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full year. Included in general and administrative expenses in Scala’s Unaudited Consolidated Statement of Operations and Comprehensive Operations for the three months ended March 31, 2004 are transaction costs of $1,757,000 relating to the acquisition of Scala by Epicor.

SCALA BUSINESS SOLUTIONS N.V.

Consolidated Balance Sheet

(in thousands of US$)

(unaudited)

March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$12,008
Accounts receivable, net	11,914
Prepaid expenses and other current assets	5,290
Deferred tax asset	1,705

Total current assets	30,917

Property and equipment, net	1,953
Software development costs, net	1,577
Intangible assets, net	3,166
Goodwill	470
Other assets	355
Deferred tax asset	1,314

Total assets	$39,752

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	4,268
Accrued expenses	12,267
Current portion of deferred revenue	18,344

Total current liabilities	34,879

Long-term portion of deferred revenue	—
Long-term debt	22

Total long-term liabilities	22

Commitments and contingencies

Stockholders’ equity
Common stock	11,199
Additional paid-in capital	157,945
Accumulated other comprehensive loss	(5,211)
Accumulated deficit	(159,082)

Total stockholders’ equity	4,851

Total liabilities and stockholders’ equity	$39,752

SCALA BUSINESS SOLUTIONS, N.V.

Consolidated Statements of Operations and Comprehensive Operations

(in thousands of US$, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2004	2003
Revenues:
License fees	$3,937	$3,386
Consulting	4,174	4,195
Maintenance	9,225	8,362
Other	234	145

Total revenues	17,570	16,088

Cost of revenues	6,574	6,866
Amortization of intangible assets and capitalized software development costs	497	542

Total cost of revenues	7,071	7,408

Gross profit	10,499	8,680

Operating expenses:
Sales and marketing	1,919	1,874
Research and development	2,932	3,346
General and administrative	6,931	3,674

Total operating expenses	11,782	8,894

Loss from operations	(1,283)	(214)
Other income (expenses), net	(40)	109

Loss before income taxes	(1,323)	(105)
Income tax provision	452	359

Net loss	$(1,775)	$(464)

Other comprehensive loss:
Net loss	$(1,775)	$(464)
Unrealized foreign currency translation adjustments	3	(197)

Other comprehensive loss	$(1,772)	$(661)

Net loss per share:
Basic	$(0.08)	$(0.02)
Diluted	$(0.08)	$(0.02)
Weighted average shares outstanding:
Basic	22,963	22,880
Diluted	22,963	22,880

SCALA BUSINESS SOLUTIONS, N.V.

Consolidated Statements of Cash Flows

(in thousands of US$)

(unaudited)

	Three months ended
	March 31, 2004	March 31, 2003
Cash flows from operating activities:
Net income	$(1,775)	$(465)
Adjustments to reconcile net income to net cash generated from/(used in) operating activities :
Depreciation and assets written off	257	219
Deferred taxation	(6)	3
Amortization of goodwill and intangibles	498	542
Loss on sale of fixed assets	—	4
Employee share option expense	13	(1,115)
Changes in current assets and liabilities (net of acquisitions):
Accounts receivable, net	5,644	2,625
Prepaid expenses and other current assets	(832)	466
Accounts payable	(923)	(911)
Accrued expenses and other current liabilities	(3,533)	(2,558)
Deferred revenue	2,316	2,644

Net cash generated from operating activities	1,659	1,454

Cash flows from investing activities:
Additions of property and equipment, net	(205)	(285)

Net cash used in investing activities	(205)	(285)

Cash flow from financing activities:
Share options exercised	366	—
Loans repaid	—	(15)

Net cash provided by/(used in) financing activities	366	(15)

Effect of exchange rate changes on cash	3	(201)

Increase/(decrease) in cash	1,823	953
Cash and cash equivalents at the beginning of the period	10,185	13,937

Cash and cash equivalents at the end of the period	$12,008	$14,890

Report of Independent Public Accountants

The Board of Directors and Shareholders

Scala Business Solutions N.V.

We have audited the accompanying consolidated balance sheets of Scala Business Solutions N.V. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income/(loss), and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scala Business Solutions N.V. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2, the Company restated its consolidated financial statements for the year ended December 31, 2002.

/s/  KPMG Accountants N.V.

Amsterdam, The Netherlands

March 31, 2004

The accompanying notes are an integral part of these consolidated financial statements

SCALA BUSINESS SOLUTIONS N.V.

Consolidated Statements of Operations

(in thousands US$, except share and per share data)

	Year Ended December 31,
	2003	2002
		Restated (note 2)
Revenue
License revenue	18,906	26,035
Maintenance contract revenue	34,024	31,289
Consulting revenue	15,201	17,004
Other revenue	974	507

Total revenue	69,105	74,835

Cost of revenue
Cost of license revenue	9,853	9,098
Cost of maintenance contract revenue	5,703	4,843
Cost of consulting revenue	10,522	10,869
Amortization of intangible assets and capitalized software development costs	2,215	2,198

Total cost of revenue	28,293	27,008

Gross profit	40,812	47,827

Operating expenses
Sales and marketing	8,276	9,965
Research and development	12,815	9,829
General and administrative	25,192	20,625
Other employee taxation costs	1,224	—

Total operating expenses	47,507	40,419

Operating income/(loss)	(6,695)	7,408

Other income/(expense) net	467	(380)

Income/(loss) before income taxes	(6,228)	7,028
Income tax provision	(4,436)	(2,038)

Net income/(loss)	(10,664)	4,990

Basic net income/(loss) per ordinary share	$(0.47)	$0.22
Weighted average number of ordinary shares outstanding	22,893,888	22,880,215

Diluted net income/(loss) per ordinary share	$(0.47)	$0.21
Weighted average number of ordinary shares and potential ordinary shares	22,893,888	23,294,494

The accompanying notes are an integral part of these consolidated financial statements

SCALA BUSINESS SOLUTIONS N.V.

Consolidated Balance Sheets

(in thousands US$, after appropriation of the result for the year)

	December 31,
	2003	2002
		Restated (note 2)
Assets
Current assets
Cash and cash equivalents	10,185	13,937
Accounts receivable, net	17,558	14,480
Prepaid expenses and other current assets	3,050	2,226
Sales tax receivable	1,079	4,428
Accrued income	344	1,239
Deferred tax asset	1,700	1,737

Total current assets	33,916	38,047

Property and equipment, net	2,005	1,560
Investment in associated companies	72	72
Goodwill, net	470	470
Licensing rights, net	3,275	2,754
Software development costs, net	1,966	3,790
Other assets	268	468
Deferred tax asset	1,313	3,876

Total assets	43,285	51,037

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	2,817	2,374
Sales tax payable	1,971	5,002
Accrued expenses	6,482	5,772
Accrued bonuses	1,919	1,866
Payroll taxes payables	2,616	2,534
Transaction cost accrual	1,847	—
Deferred revenue	16,028	13,627
Other current liabilities	3,338	3,157

Total current liabilities	37,018	34,332

Long-term liabilities
Deferred revenue	—	108
Other long-term liabilities	23	84

Total long-term liabilities	23	192

Total liabilities	37,041	34,524

Commitments and contingencies

Shareholders’ equity
Authorized: 100,000,000 ordinary shares, par value €0.45: issued and outstanding: 23,016,775 and 22,842,575 at December 31, 2003 and 2002 respectively	11,122	11,027
Additional paid-in capital	157,656	157,319
Statutory non-distributable reserve	1,966	4,916
Accumulated deficit	(159,286)	(152,261)
Accumulated other comprehensive loss	(5,214)	(4,488)

Total shareholders’ equity	6,244	16,513

Total liabilities and shareholders’ equity	43,285	51,037

The accompanying notes are an integral part of these consolidated financial statements

SCALA BUSINESS SOLUTIONS N.V.

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income/(Loss)

(in thousands US$, except share data)

	Common Stock		Additional paid-in capital	Statutory non- distributable reserves	Accumulated deficit	Accumulated other comprehensive loss	Total

	Shares	Amount*
Balance at December 31, 2001—restated	22,644,692	10,947	156,955	—	(152,934)	(3,300)	11,668

Net income	—	—	—	—	4,990	—	4,990
Translation adjustment	—	—	—	—	—	(1,188)	(1,188)

Comprehensive income	—	—	—	—	—	—	3,802
Employee share options exercised	197,883	80	364	—	—	—	444
Employee share option expense	—	—	—	—	599	—	599
Transfers	—	—	—	4,916	(4,916)	—	—

Balance at December 31, 2002—restated	22,842,575	11,027	157,319	4,916	(152,261)	(4,488)	16,513

Net (loss)	—	—	—	—	(10,664)	—	(10,664)
Translation adjustment	—	—	—	—	—	(726)	(726)

Comprehensive (loss)	—	—	—	—	—	—	(11,390)
Employee share options exercised	174,200	95	337	—	—	—	432
Employee share option expense	—	—	—	—	689	—	689
Transfers	—	—	—	(2,950)	2,950	—	—

Balance at December 31, 2003	23,016,775	11,122	157,656	1,966	(159,286)	(5,214)	6,244

*	Ordinary shares converted from par value NLG1 to par value €0.45

The accompanying notes are an integral part of these consolidated financial statements

SCALA BUSINESS SOLUTIONS N.V.

Consolidated Statements of Cash Flows

(in thousands US$)

	Year Ended December 31,
	2003	2002
		Restated (note 2)
Cash flows from operating activities:
Net income/(loss)	(10,664)	4,990
Adjustments to reconcile net income/(loss) to net cash (used in)/generated from operating activities:
Depreciation	916	939
Amortization of software development costs	1,824	1,854
Amortization of licensing rights	391	344
(Profit)/loss on sale of fixed assets	(11)	15
Movement in provision for doubtful debts	1,053	(535)
Movement in deferred tax assets	2,600	891
Convertible loan interest	—	311
Employee share option expense	689	599

Changes in assets and liabilities:
Accounts receivable	(4,131)	(274)
Prepaid expenses and other assets	(624)	(684)
Sales tax receivable	3,349	(2,583)
Accrued income	895	889
Accounts payable	443	104
Sales tax payable	(3,031)	2,786
Accrued expenses	710	544
Accrued bonuses	53	(633)
Payroll taxes payable	82	1,633
Transaction cost accrual	1,847	—
Other current liabilities	181	455
Deferred revenue	2,293	(1,518)

Net cash (used in)/generated from operating activities	(1,135)	10,127

Cash flows from investing activities:
Purchase of licensing rights	(912)	(1,250)
Purchases of property and equipment	(1,397)	(1,240)
Proceeds from sales of property and equipment	47	22
Deferred consideration for acquisition	—	(160)
Software development costs capitalized	—	(474)

Net cash (used in) investing activities	(2,262)	(3,102)

Cash flows from financing activities:
Net proceeds from issuance of ordinary shares	432	444
Loans/capital lease repayments	(61)	(6,069)

Net cash provided by/(used in) financing activities	371	(5,625)

Effect of exchange rate changes on cash	(726)	(1,188)

(Decrease)/increase in cash & cash equivalents	(3,752)	212
Cash & cash equivalents at beginning of year	13,937	13,725

Cash & cash equivalents at end of year	10,185	13,937

Supplementary disclosure:
Income taxes paid	874	632
Interest paid	31	1,397

The accompanying notes are an integral part of these consolidated financial statements

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands US$, except share and per share data unless otherwise stated)

1. Nature of business

Scala Business Solutions N.V. (“Scala”) designs, develops, markets and supports collaborative enterprise resource planning (“ERP”) software systems that are used by companies to manage resources and information throughout an organization. Scala delivers software that supports local currencies and accounting regulations, is available in more than 30 languages and installed in over 140 countries. Approximately half of the Scala’s customers are small- and mid-sized subsidiaries or divisions of large multinational corporations. Scala also markets its products to independent, regional and local companies who account for the remaining half of license sales. Scala’s products and services are sold worldwide by its direct sales force and through a network of exclusive third party distributors and non-exclusive dealers.

2. Restatements of Consolidated Financial Results

Scala identified transactions for which accounting adjustments were necessary, which resulted in restatements of Scala’s consolidated financial statements as set out below.

The following is a description of the restatement adjustment categories. The dollar effect of adjustments within each category for each fiscal period is described below under the heading Presentation of Restated Consolidated Financial Information.

Revenue Recognition

Application of contract accounting

AICPA Statement of Position No. 97-2, “Software Revenue Recognition” (“SOP 97-2”), requires that an arrangement to deliver software that includes services that involve significant production, modification, or customization of software should be accounted for in accordance with ARB No. 45, “Long-Term Construction-Type Contracts”, and the relevant guidance provided by SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. The accounting in this guidance is often referred to as contract accounting.

Scala entered into a software license arrangement with a customer in the year ended December 31, 2001 and at the same time agreed to perform significant modification and customization of the software for that same customer. Scala originally had recognized the license fee revenue on delivery of the software separately from the revenue related to the modification and customization of the software that was performed during 2002 and 2003. Scala’s consolidated financial statements have been restated to recognize the revenue related to both the software license fee and the modification services and customization together on a percentage completion basis over the period during which the modification services and customization were performed. Progress to completion has been measured based on input measures.

Vendor Specific Objective Evidence (“VSOE”)

Scala allocates the total arrangement fee in multiple element arrangements to each of the separable elements based on vendor specific objective evidence of fair value. Where vendor specific objective evidence of the fair value of undelivered elements does not exist, revenue from the arrangement is deferred until all elements are delivered or where a service (including maintenance) is the only undelivered element, revenue is recognized as the service is performed. Scala’s consolidated financial statements have been restated as follows to correctly apply this policy:

1) In respect of one development arrangement entered into at the same time as the sale of a software license Scala has determined that it does not have VSOE of the development services element due to the infrequency of the provision of development services of this size to specific customers and a lack of consistent pricing when taking into account the total development effort expended under the terms of these arrangements. Previously Scala recognized license fee revenue for this arrangement under the residual method and development/implementation services revenue were recognized as delivered. Scala’s consolidated financial statements have been restated to recognize license and development/implementation services revenue over the performance period of the development/implementation services.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

2) Scala has also restated the accounting for certain multiple element arrangements entered into during 2001 and 2002. The amounts deferred for maintenance and consulting services for these multiple elements arrangements was found to be lower than Scala’s VSOE analysis and, consequently, the amount of software license revenue recognized on delivery of the software has been reduced, allocated to maintenance and consulting services and deferred to later periods.

Employee Taxes

From the time of listing on the Amsterdam Stock Exchange in 1998, Scala has operated in a number of locations. In keeping with the nature of the Scala’s operations, directors, senior management and other staff have been required to work flexibly and to change their professional and personal locations in response to business changes. This has given rise to considerable complexity in employment and compensation arrangements, which have in some cases been compounded by the termination of individual’s employment contracts.

Actions were taken in 2001 and 2002 to regularize these complex historic employee compensation arrangements.

Provisions for certain of these liabilities were made in the 2002 statutory accounts. However, in the third quarter of 2003, the formalization of the associated settlements highlighted potential additional settlement costs amounting to $2.1 million, $0.9 million of which related to unrecorded liabilities of the year ended 31 December 2002. Scala has restated the results and balances for the year ended December 31, 2002 resulting in an increase in operating expenses and accrued liabilities in that year by $0.9 million.

Shares Issued to Employees

Scala previously accounted for shares issued to employees as fixed plans as required by APB Opinion 25: “Accounting for Stock Issued to Employees”. As a consequence of share options being issued at market price with no associated performance criteria, this resulted in no expense being recorded in the Statements of Operations. Scala has reviewed its accounting treatment for share options and determined that variable plan accounting is required to be applied for (1) certain options which were granted to employees who are remunerated in currencies other than the currency of the exercise price of the option, the Euro, and (2) certain option grants where the terms were modified after the date of grant. Scala’s consolidated financial statements have been restated to account for these share options on a variable plan basis. This has resulted in a compensation expense being recognized in 2001, 2002 and 2003 in respect of these options.

Transactions with Abisko Development Limited (“Abisko”)

Scala holds indirectly, through its subsidiary Scala ECE (Overseas) Limited (“ECE”), a 19.9% share in Abisko Development Ltd (“Abisko”), which was engaged in the research and development of software products, and is a subsidiary of Sonata Software Ltd, India. Based on an analysis of the control relationships between ECE and Abisko Scala considers Abisko to be an equity method investee for accounting purposes.

Scala recognized revenue in 1998 and 1999 associated with the sale and licensing of Scala owned intellectual property rights (“IPR”) to Abisko. Scala subsequently purchased completed IPR developed by Abisko in 1999 and 2001. The purchase price included an effective refund of the costs incurred by Abisko in 1998 and 1999 in the purchase and licensing of Scala owned IPR. The purchase costs have been capitalized as an intangible asset and amortized in Scala’s consolidated financial statements.

As realization of the proceeds of the 1998 and 1999 sales by Scala to Abisko could not be reasonably assured at that time, the revenue recognized has been reversed and the prior period results have been restated. Further, the purchase costs capitalized by Scala have also been restated to eliminate the effective refund of the costs incurred by Abisko in 1998 and 1999 in the purchase and licensing of Scala owned IPR. This restatement of the purchase price has also resulted in a restatement of the amortization charge of the capitalized IPR.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Reclassifications of Cost of Sales and Operating Expenses

Cost of license revenue

From January 1, 2003 Scala changed the way it determines cost of license revenue. Some categories previously allocated to cost of license revenue are now allocated to sales and marketing. All comparative information has been drawn up in line with this change. It should be noted that this change did not impact total expenses or net income for the year ended December 31, 2002.

Depreciation and amortization

For the year ended December 31, 2003 the depreciation expense has been allocated to cost centers based on respective headcount rather than being reported as a separate line item in the Statements of Operations as in the year ended December 31, 2002. For the year ended December 31, 2003 the amortization expense has been classified as part of cost of revenue rather that being reported as a separate line item in the Statements of Operations as in the year ended December 31, 2002. All comparative information has been drawn up in line with these changes. It should be noted that this change did not impact total expenses or net income for the year ended December 31, 2002.

Reclassification of Sales Taxes Receivable/(Payable)

As at December 31, 2003 sales tax receivable and sales taxes payable has been disclosed gross for each tax jurisdiction. In previous years disclosure was on a net basis. All comparative information has been drawn up in line with this change. It should be noted that this change did not impact total shareholders’ equity as at December 31, 2002.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Presentation of Restated Consolidated Financial Information

The following tables set forth selected consolidated financial data for Scala, showing previously reported and restated amounts, as of and for the year ended December 31, 2002 (amounts in thousands except per share amounts):

Year Ended December 31, 2002
Statement of operations data
Total revenue as previously reported	73,403
Application of contract accounting	2,038
Vendor specific objective evidence	(606)

Total revenue, restated	74,835

Total cost of revenue as previously reported	30,037
Transactions with Abisko Development Limited	(412)
Reclassification of cost of license revenue	(5,801)
Reclassification of depreciation and amortization	3,184

Total cost of revenue, restated	27,008

Gross profit as previously reported	43,366

Gross profit, restated	47,827

Total operating expenses as previously reported	32,748

Sales and marketing as previously reported	3,984
Reclassification of cost of license revenue	5,801
Reclassification of depreciation	180

Sales and marketing, restated	9,965

Research and development	9,829

General and administrative as previously reported	18,935
Employee taxes	906
Shares issued to employees	599
Reclassification of depreciation	185

General and administrative, restated	20,625

Depreciation and amortization as previously reported	3,549
Reclassification of depreciation and amortization	(3,549)

Depreciation and amortization, restated	—

Total operating expenses, restated	40,419

Operating income as previously reported	7,069

Operating income, restated	7,408

Net income as previously reported	4,651

Net income, restated	4,990

Basic net income per ordinary share as previously reported	0.20

Basic net income per ordinary share as restated	0.22
Weighted average number of ordinary shares outstanding	22,880,215

Diluted net income per ordinary share as previously reported	0.20

Diluted net income per ordinary share as restated	0.21
Weighted average number of ordinary shares and potential ordinary shares	23,294,494

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

	December 31, 2002
	As previously reported	As restated
Balance sheet data
Assets
Current assets
Cash and cash equivalents	13,937	13,937
Accounts receivable, net	14,480	14,480
Prepaid expenses and other current assets	2,226	2,226
Sales tax receivable	—	4,428
Accrued income	1,239	1,239
Deferred tax asset	1,737	1,737

Total current assets	33,619	38,047

Property and equipment, net	1,560	1,560
Investment in associated companies	72	72
Goodwill, net	470	470
Licensing rights, net	2,754	2,754
Software development costs, net	4,916	3,790
Other assets	468	468
Deferred tax asset	3,876	3,876

Total assets	47,735	51,037

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	2,374	2,374
Sales tax payable	574	5,002
Accrued expenses	5,772	5,772
Accrued bonuses	1,866	1,866
Payroll taxes payable	1,628	2,534
Deferred revenue	12,710	13,627
Other current liabilities	3,157	3,157

Total current liabilities	28,081	34,332

Long-term liabilities
Deferred revenue	108	108
Other long-term liabilities	84	84

Total long-term liabilities	192	192

Total liabilities	28,273	34,524

Commitments and contingencies

Shareholders’ equity
Authorized: 100,000,000 ordinary shares, par value €0.45: issued and outstanding: 23,016,775 and 22,842,575 at December 31, 2003 and 2002 respectively	11,027	11,027
Additional paid-in capital	157,319	157,319
Statutory non-distributable reserve	4,916	4,916
Accumulated deficit	(149,312)	(152,261)
Accumulated other comprehensive loss	(4,488)	(4,488)

Total shareholders’ equity	19,462	16,513

Total liabilities and shareholders’ equity	47,735	51,037

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Shareholders’ equity data

Shareholders’ equity
Balance, December 31, 2001 as previously stated	15,555
Adjustments to accumulated deficit, net	(3,887)

Balance, December 31, 2001 as restated	11,668

Balance, December 31, 2002 as previously stated	19,462
Adjustments to accumulated deficit, net	(2,949)

Balance, December 31, 2002 as restated	16,513

3. Significant accounting policies

a. Basis of presentation

The consolidated financial statements comprise the accounts of Scala and all of its majority owned and controlled subsidiaries after elimination of all inter-company balances and transactions. Associated interests are accounted for under the equity method on the basis that significant interest is presumed.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US-GAAP).

b. Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

c. Foreign currency translation

Scala has adopted the U.S. dollar as its reporting currency. The functional currency of the parent company is the U.S. dollar. The functional currency of Scala’s subsidiaries is generally the local currency, however, some subsidiaries that are not U.S. based have the U.S. dollar as their functional currency. Revenues and expenses of Scala’s subsidiaries whose functional currency is not the U.S. dollar are translated at average rates in effect for the periods presented. The balance sheets of Scala’s subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars using the exchange rates on the respective balance sheet dates. The cumulative translation adjustment is reflected as a component of shareholders’ equity in the consolidated balance sheets.

Foreign currency transaction gains and losses arising from the settlement of foreign currency denominated assets and liabilities are recognized in the consolidated statements of operations in the period in which they arise.

d. Pension

Scala makes various pension payments to commercially available defined contribution pension plans or various state pension schemes for employees. Such payments are generally made each month along with the employee’s salary payments, on which the payments are based.

e. Revenue recognition

Scala licenses software under non-cancelable license agreements and provides related services, including consulting and maintenance.

Scala recognizes license fee revenue using the residual method as defined under AICPA Statement of Position No. 97-2 “Software Revenue Recognition” (“SOP 97-2”), as amended by AICPA Statement of Position No. 98-9 “Software Revenue Recognition with Respect to Certain Arrangements.”

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Under the residual method, revenue is recognized on delivered elements of a multiple-element arrangement when company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement. At the outset of the arrangement with the customer, Scala defers revenue for the fair value of any undelivered elements (typically maintenance services) and recognizes the remainder of the arrangement fee, attributable to those elements that have been delivered (typically the software license), when criteria in SOP 97-2 have been met.

The criteria, which must be met before revenue attributable to a delivered element in a customer arrangement is recognized, are that persuasive evidence of an arrangement exists, that delivery has occurred, that the fee is fixed or determinable, that collectibility is probable and that the arrangement does not require significant customization of the software.

Where objective evidence of the fair value of undelivered elements does not exist, revenue from the arrangement is deferred until all elements are delivered or where services are the only undelivered element, revenue is recognized as the services are performed.

Where the arrangement requires significant customization of the software, the associated revenue is recognized using the percentage-of-completion method as work progresses on the contract or, where appropriate, Scala recognizes the associated revenue on a stage payment basis in line with milestones agreed with customers and reflected in contracts.

In certain contracts, the customer has software reproduction rights under a non-cancelable license arrangement, in which case revenue is recognized upon delivery of the first master copy.

Scala also enters into license arrangements with distribution partners whereby revenue is recognized only upon sell-through to the end user by the distribution partner. Payments made to or on behalf of distribution partners by Scala for cooperative advertising, buydowns and similar arrangements are classified as reductions to net revenue.

Maintenance contract revenue arises from the provision of support and periodic upgrades. The fair value of the maintenance is initially deferred and subsequently recognized as revenue ratably over the contractual term of the maintenance arrangement, which in most cases is one year. When applicable the total maintenance period over which the maintenance revenue is recognized includes any free maintenance periods granted.

Revenue for consulting services is recognized as the consulting services are performed. Reimbursements received for out-of-pocket expenses incurred are classified as revenue in the statement of operations.

When recognition of revenue has been deferred, this deferred revenue is recorded as a liability in the balance sheet.

f. Advertising costs

Advertising costs are expensed when incurred. Advertising expense totaled $515 thousand and $512 thousand for the years ended December 31, 2003 and 2002 respectively.

g. Income taxes

Scala accounts for deferred income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable profit in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Deferred tax assets, including assets arising from loss carry forwards, are recognized if it is more likely than not that the assets will be realized.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

h. Net income/(loss) per ordinary share

Basic net income/(loss) per ordinary share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net income/(loss) per ordinary share is computed using the weighted average number of ordinary shares and potential ordinary shares (when dilutive) outstanding during the period. Potential ordinary shares are shares that are issuable upon the exercise of share options where the options have vested and the exercise price is greater than the closing market price per share on the last day of the period.

i. Share based compensation

At December 31, 2003 Scala has two share based employee compensation plans, which are described more fully in note 19. As permitted by Statement of Financial Accounting Standards (SFAS) 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) Scala accounts for employee share options under the “intrinsic value” method as provided by Accounting Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees” and related Interpretations.

For employees who are remunerated in euros Scala recognizes no compensation expense with respect to the grant of share options since the exercise price of the share options awarded, which is always denominated in euro, is equal to the euro fair market value of the underlying security on the grant date.

Certain options are granted to employees who are remunerated in currencies other than the euro, and in these cases Scala applies variable accounting as required by EITF 00-23 “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, “(“EITF 00-23”). Variable accounting requires the compensation expense to be remeasured each reporting year, as the difference between the exercise price of the options and the market price of the shares. The resulting expense is amortized over the vesting period.

Exercise dates are generally between 1 and 5 years from the date of grant. A maximum of up to 10% of the current issued number of shares may be issued as options. The compensation expense charged against income for the years ended December 31, 2003 and 2002 were $689 thousand and $314 thousand, respectively. In addition, a charge of $285 thousand has also been recognized in the year ended December 31, 2002 as a result of variable plan accounting being required following a change to the terms of certain options.

The following table illustrates the effect on net income/(loss) had compensation expense been calculated based on the fair value method under SFAS 123 (calculated using the Black-Scholes method) and applied to all outstanding and unvested awards in each period instead of APB Opinion 25.

	Year ended December 31,
	2003	2002
Net income/(loss)—reported (2002—restated)	(10,664)	4,990
Add: Stock based employee compensation expense included in reported net income, net of related tax effects	689	599
Deduct: total stock based employee compensation expense determined under the fair value method, net of tax	(817)	(1,299)

Net income/(loss)—pro-forma	(10,792)	4,290

Net income/(loss) per ordinary share—reported (2002—restated)	$(0.47)	$0.22

Diluted net income/(loss) per ordinary share (2002—restated)	$(0.47)	$0.21

Net income/(loss) per ordinary share—pro-forma	$(0.47)	$0.19

Diluted net income/(loss) per ordinary share—pro-forma	$(0.47)	$0.18

Weighted average shares outstanding—basic	22,893,888	22,880,215

Weighted average shares outstanding—diluted	22,893,888	23,294,494

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

j. Fair value of financial instruments

The fair value of Scala’s cash and cash equivalents, trade accounts receivable, accounts payable, certain other short-term liabilities and debt payable approximate their carrying value.

k. Cash and cash equivalents

Highly liquid investments that have an original maturity of three months or less are treated as cash and cash equivalents.

l. Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Equipment purchased under capital lease agreements is stated at the present value of minimum lease payments calculated at the inception of the lease, less accumulated depreciation up to the balance sheet date. Scala provides for depreciation of machinery and equipment using the straight-line method over the shorter of the estimated useful lives of the respective assets, which range from three to five years or the lease term if this is shorter. Leasehold improvements are amortized over three to five years, or the remaining lease term if this is shorter.

Equipment used in relation to research and development is written off as purchased except where significant alternative use exists, in which case it is capitalized as above. Recurring maintenance on property and equipment is expensed as incurred.

When assets are retired or otherwise disposed, the related cost and accumulated depreciation are eliminated from the respective accounts and any gains or losses on disposals are included in the result from operations.

m. Intangible assets

Intangible assets are stated at cost less accumulated amortization.

Licensing rights represent the repurchase of the marketing and licensing rights to develop and localize the Scala software in South America, Central America, and the islands in the Western Atlantic Ocean. Scala reassessed the useful economic life of the licensing rights as at January 1, 2002. Based on its analysis, from January 1, 2002 onwards, the acquired licensing rights are being amortized over a remaining estimated useful economic life of nine years, from January 1, 2002. Formerly these rights were amortized on a straight-line basis over an estimated useful life of five years. The effect of this change was to reduce the amortization charge from $900 thousand per annum to $344 thousand per annum.

Software development costs are accounted for in accordance with SFAS No. 86 “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Costs that do not qualify under SFAS 86 for capitalization are charged to the research and development expense line in the Statements of Operations as incurred. Capitalized software development costs includes only third party development costs related to the localization and translation of Scala’s products and the cost of certain components acquired from third parties for integration into Scala’s products. Scala believes that technological feasibility of its internally developed products (as required under SFAS 86 for such costs to be capitalized) can only be confirmed close to the time of commercial availability. Amortization of acquired technology capitalized as at December 31, 2003 will be completed in 2006.

n. Impairment of intangible and tangible fixed assets other than goodwill

Scala accounts for intangible and tangible fixed assets in accordance with the provision of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets held for sale are reported at the lower of the carrying amount or fair value, less costs to sell.

o. Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired. Scala has adopted SFAS No. 141 “Business Combinations” (“SFAS 141”) and SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) with effect from January 1, 2002. In accordance with the requirements of SFAS 142, with effect from January 1, 2002 goodwill ceased to be amortized, but instead is tested for impairment annually or whenever impairment indicators require. Prior to this date, goodwill was amortized on a straight-line basis over a three to five year period.

SFAS 142 required Scala to evaluate its existing goodwill and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS 141 for recognition of acquired intangible assets separate from goodwill. In connection with SFAS 142’s transitional goodwill impairment evaluation, Scala performed an assessment of whether there was an indication that goodwill was impaired. Scala identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill, to those reporting units as of January 1, 2002. Scala then determined the fair value of each reporting unit and compared it to the carrying amount of the reporting unit. In no instance was the carrying value of a reporting unit in excess of the fair value of the reporting unit and Scala was not required to perform the second step of the transitional impairment test and therefore, no impairment was recorded upon adoption of the new standard.

In addition to the transitional goodwill impairment test Scala performs its annual impairment tests in the fourth quarter. Fair value of the reporting units was determined using expected discounted future cash flows. No impairment arose in 2002 or 2003 as a result of these tests.

p. Allowance for doubtful debts

Scala sells its products directly to end users on payment terms appropriate to the credit worthiness of the customer. Scala also sells its products through exclusive third party distributors and non-exclusive dealers under terms appropriate to the credit worthiness of the distributor or dealer. To the extent that emerging markets represent a greater vulnerability to recoverability and to bad debts, Scala takes all appropriate steps to verify the credit worthiness of customers and recoverability of amounts due before revenue is recognized. Receivable from customers are generally unsecured. Scala continuously monitors its customer account balances and actively pursues collections on past due balances.

Credit risk associated with accounts receivable is generally limited due to the large customer base and their dispersion of customers among a wide array of industries and geographic areas. As at December 31, 2003 and 2002 no single customer accounted for 10% or more of Scala’s trade receivables.

q. Restructuring charges

On January 1, 2003 Scala adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 supersedes Emerging Issues Task Force, or EITF, Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). In accordance with SFAS 146, Scala records a liability for costs associated with an exit or disposal activity at fair value when the liability is incurred rather than at the date of the commitment to an exit plan as prescribed under EITF 94-3. Scala subsequently adjusts the recorded liability for changes in estimated costs.

r. Recent accounting pronouncements

SFAS No. 149—Amendment of Statement 133 on Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”), which amends and clarifies financial accounting and reporting for

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. In particular, SFAS 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, and (4) amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, with certain exceptions. The adoption of SFAS 149 has no effect on Scala’s financial position, results of operations or cash flows.

SFAS No. 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective on July 1, 2003. The adoption of SFAS 150 has no effect on Scala’s financial position, results of operations or cash flows.

FASB interpretation FIN 46R—Consolidation of Variable Interest Entities

In December 2003, the FASB interpretation FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”) which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. Scala shall apply FIN 46 or FIN 46R to Variable Interest Entities (“VIEs”) created after January 31, 2003 by the end of the first reporting period that ends after December 15, 2003. Scala shall apply FIN 46R to all entities no later than the end of the first reporting period that ends after March 15, 2004. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The adoption of FIN 46R did not have a material effect on Scala’s financial position, results of operations or cash flows.

EITF 00-21—Revenue Arrangements with Multiple Deliverables

In January 2003, the Emerging Issues Task Force (EITF) issued EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 addresses the issues of how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 does not change otherwise applicable revenue recognition criteria. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after 15 June 2003. The adoption of EITF 00-21 did not have a material effect on Scala’s financial position, results of operations or cash flows.

4. Operating income/(loss)

Analysis of certain of the cost components of the operating income/(loss) are set out below:

a. Operating lease costs

Total rental expense for operating leases amounted to $762 thousand and $710 thousand for the years ended December 31, 2003 and 2002 respectively.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

b. Restructuring costs

In the second quarter of 2003, Scala adopted a restructuring plan, incurring a restructuring charge of $2,568 thousand. The restructuring charges consisted primarily of the termination of 74 positions, mainly in the administration, sales and consulting areas and write-offs of facilities and services. $203 thousand remained as an accrual at December 31, 2003.

The table below presents the changes in the restructuring accrual, from December 31, 2001 to December 31, 2003:

	Employee severance and other termination benefits	Facilities and services	Total
Balance at December 31, 2002 and 2001	—	—	—
Charge in 2003	2,368	200	2,568
Utilized in 2003	(2,235)	(130)	(2,365)

Balance at December 31, 2003	133	70	203

The accrual is expected to be used in full in 2004.

c. Transaction cost

In the fourth quarter of 2003, Scala announced its intention to merge with Epicor Software Corporation and as at December 31, 2003 has incurred $1,847 thousand in costs relating to advisory fees which are included in General and Administrative costs in the consolidated statements of operations. $1,847 thousand remained as an accrual at December 31, 2003.

5. Other income/(expense)

Analysis of other income (expense) is set out below:

	Year Ended December 31,
	2003	2002
Foreign currency transaction income/(loss)	361	(253)
Interest expense	(31)	(328)
Interest income	137	201

	467	(380)

6. Income taxes

Scala’s income tax expense comprises the following:

	Year Ended December 31,
	2003	2002
Current tax expense
Netherlands	1,493	41
Rest of the world	343	1,106

Total current tax expense	1,836	1,147

Deferred tax expense/(credit)
Netherlands	2,662	(1,051)
Rest of the world	(62)	1,942

Total deferred tax expense/(credit)	2,600	891

Total income tax expense	4,436	2,038

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

The sources of net income/(loss) before income tax for the reporting periods were:

	Year Ended December 31,
	2003	2002
		Restated (note 2)
Netherlands	(2,548)	4,512
Rest of the world	(3,680)	2,516

Net result before income taxes	(6,228)	7,028

The difference between the actual income tax (benefit)/expense and the expected tax (benefit)/expense computed by applying the Dutch statutory income tax rates to net income/(loss) before taxes is attributable to the following:

	Year Ended December 31,
	2003		2002
			Restated (note 2)
Expected income tax at Netherlands statutory rate	(2,149)	34.5%	2,425	34.5%
Tax rate differences on foreign activities	(1,064)	16%	(586)	(9)%
Change in beginning of the year balance of the valuation allowance for deferred tax allocated to income tax expense	4,196	(67)%	4,157	62%
Non-deductible expenses	—	—	125	2%
Amortization of goodwill	—	—	162	3%
Other	1,058	(17)%	(979)	(15)%
Movement in valuation allowance	2,395	(38)%	(3,266)	(49)%

	4,436	(71.5)%	2,038	28.5%

The effects of temporary differences and carry forwards, which give rise to deferred tax assets, are as follows:

	Year Ended December 31,
	2003	2002
Deferred tax asset
Allowances for doubtful accounts receivable	532	247
Deferred revenue	—	12
Operating tax losses carried forward	15,981	10,705

Total deferred tax asset	16,513	10,964
Less valuation allowance	(13,500)	(5,351)

Deferred tax asset	3,013	5,613

Net deferred tax asset
Current	1,700	1,737
Non-current	1,313	3,876

	3,013	5,613

Of the $76,492 thousand of operating tax losses carried forward, $13,187 thousand expires over a period of 1 to 5 years, $8,046 thousand expires over period of 10 to 15 years and $55,259 thousand has an indefinite life.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

likely than not that Scala will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2003. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced. During 2003 and 2002, the valuation allowance increased by $8,149 thousand and decreased by $7,536 thousand respectively.

Scala has not recognized a deferred tax liability of approximately $106 thousand, relating to $1,100 thousand of total temporary differences, for the undistributed earnings of its foreign operation that arose in 2003 and prior years because Scala currently does not expect those unremitted earnings to reverse and become taxable to Scala in the foreseeable future. A deferred tax liability will be recognized when Scala is no longer able to demonstrate that it plans to permanently reinvest undistributed earnings.

7. Net income/(loss) per ordinary share

A reconciliation between basic and diluted net income/(loss) per ordinary share is provided below:

	Year Ended December 31,
	2003	2002
Basic net income/(loss) per ordinary share (2002 restated)	$(0.47)	$0.22

Weighted average number of ordinary shares outstanding	22,893,888	22,880,215

Dilutive effect of:
Stock options	—	414,279
Diluted net result per ordinary share (2002 restated)	$(0.47)	$0.21
Weighted average number of ordinary shares and potential ordinary shares	22,893,888	23,294,494

At December 31, 2003 and 2002, there were 628,925 and 907,750 outstanding options to purchase shares, respectively, at a weighted average exercise price of $4.88 and $4.26 per share, respectively, that were not included in the computation of diluted net income per ordinary share since, in each case, the exercise price of the options exceeded the market price of the common stock. At December 2003, there were 417,945 options outstanding at a weighted average exercise price of $2.51 per share that were not included in the computation of dilutive net loss per ordinary share because their effect was anti-dilutive. These options could dilute earnings per ordinary share in future periods.

8. Accounts receivable

Accounts receivable consist of the following:

	December 31,
	2003	2002
Accounts receivable	19,686	15,555
Less provision for doubtful accounts	(2,128)	(1,075)

	17,558	14,480

Receivables are recorded in the accounts net of provisions. In determining the value of such provisions, the risk of default is assessed on an individual customer basis having regard to the circumstances unique to the customer and the surrounding economic conditions in the countries in which they are present. There are no other material credit risks.

Movements in the provision for doubtful accounts are as below:

	Balance at beginning of year	Movement in provision for bad debts	Amounts written off	Balance at end of year
For the year ended December 31, 2002	1,610	(81)	(454)	1,075

For the year ended December 31, 2003	1,075	2,995	(1,942)	2,128

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

9. Property and equipment

The components of property and equipment and the changes from December 31, 2001 to December 31, 2003 were as follows:

	Leasehold improvements	Computers and equipment	Furniture and fittings	Vehicles	Total
Balance as at December 31, 2001:
Cost	531	8,234	1,719	492	10,976
Accumulated depreciation	(464)	(7,294)	(1,503)	(419)	(9,680)

Book value	67	940	216	73	1,296

Changes in book value:
Additions	140	927	134	39	1,240
Disposals	—	(61)	(18)	(34)	(113)
Depreciation	(44)	(693)	(170)	(32)	(939)
Translation differences	6	59	5	6	76

Total changes	102	232	(49)	(21)	264

Balance as at December 31, 2002:
Cost	671	9,100	1,835	497	12,103
Accumulated depreciation	(502)	(7,928)	(1,668)	(445)	(10,543)

Book value	169	1,172	167	52	1,560

Changes in book value:
Additions	391	805	59	—	1,255
Disposals	(3)	(25)	(8)	—	(36)
Removal of fully depreciated assets—costs	(185)	(2,835)	(853)	—	(3,873)
Removal of fully depreciated assets—accumulated depreciation	185	2,835	853	—	3,873
Depreciation	(100)	(683)	(100)	(33)	(916)
Translation differences	9	(4)	84	53	142

Total changes	297	93	35	20	445

Balance as at December 31, 2003:
Cost	692	6,544	1,098	644	8,978
Accumulated depreciation	(226)	(5,279)	(896)	(572)	(6,973)

Book value	466	1,265	202	72	2,005

	Year Ended December 31,
	2003	2002
Depreciation of property and equipment
Leasehold improvements	100	44
Computers and equipment	683	693
Furniture and fittings	100	170
Vehicles	33	32

	916	939

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Scala is committed under various capital lease agreements under which Scala has economic ownership of, but not legal title to the assets, which expire over the next three years. The gross amount of assets held under capital leases included in property and equipment is as follows:

	December 31,
	2003	2002
Computer equipment	—	4
Vehicles	121	43

	121	47
Less Accumulated depreciation	(52)	(10)

	69	37

10. Intangible assets

The changes in intangible assets from December 31, 2001 to December 31, 2003 were as follows:

	Goodwill	Licensing rights	Software development costs	Total
Balance as at December 31, 2001—restated:
Cost	48,111	4,526	9,557	62,194
Accumulated amortization	(47,801)	(1,428)	(4,387)	(53,616)

Book value—restated	310	3,098	5,170	8,578

Changes in book value:
Additions	160	—	474	634
Amortization—restated	—	(344)	(1,854)	(2,198)

Total changes	160	(344)	(1,380)	(1,564)

Balance as at December 31, 2002—restated:
Cost	48,271	4,526	10,031	62,828
Accumulated amortization	(47,801)	(1,772)	(6,241)	(55,814)

Book value—restated	470	2,754	3,790	7,014

Changes in book value:
Additions	—	912	—	912
Amortization	—	(391)	(1,824)	(2,215)

Total changes	—	521	(1,824)	(1,303)

Balance as at December 31, 2003:
Cost	48,271	5,438	10,031	63,740
Accumulated amortization	(47,801)	(2,163)	(8,065)	(58,029)

Book value	470	3,275	1,966	5,711

During 2003 the licensing rights for Australia, New Zealand, Papua New Guinea, Spain and Portugal were re-acquired from exclusive value added resellers to whom the rights had previously been granted by Scala.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

For the years ended December 31, 2003 and 2002, no internally generated software development costs were capitalized, there is no carrying value of any such previously capitalized costs on the balance sheet.

	Year Ended December 31,
	2003	2002
Amortization of intangible fixed assets:
Licensing rights	391	344
Software development costs (2002 restated)	1,824	1,854

	2,215	2,198

The amortization expense for the next five years is estimated to be $2,052 thousand for 2004, $764 thousand for 2005, $681 thousand for 2006 and $423 thousand for 2007 and 2008.

11. Deferred revenue

Deferred revenue consists of the following:

	December 31,
	2003	2002
Recognizable within one year:
Deferred license revenue (2002—restated)	287	1,230
Deferred consultancy revenue	452	149
Deferred maintenance revenue	15,289	12,248

	16,028	13,627

Recognizable after one year:
Deferred maintenance revenue (note 13)	—	108

	—	108

Total:
Deferred license revenue (2002—restated)	287	1,230
Deferred consultancy revenue	452	149
Deferred maintenance revenue	15,289	12,356

	16,028	13,735

12. Other current liabilities

Other current liabilities comprise the following:

	December 31,
	2003	2002
Tax payable	2,166	1,440
Bank overdraft	937	1,297
Other current liabilities	235	420

	3,338	3,157

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

The bank overdraft facilities have a weighted average interest rate of 4.83% for the year ended December 31, 2003 (2002 5.51%). The overdraft facilities are at variable interest rates and are secured by fixed and floating charges over certain assets of certain subsidiaries. In addition, Scala has guaranteed these overdrafts and the balance outstanding as at December 31, 2003 was $937 thousand (2002: $1,297 thousand).

13. Long-term liabilities

Long-term liabilities consist of the following:

	December 31,
	2003	2002
Deferred revenue (note 11)	—	108
Capital leases (note 15)	16	76
Other long-term liabilities	7	8

	23	192

14. Shareholders’ Equity

a. Common stock

Issued and paid up shares were translated into US$ using the historical rate prevailing at the transaction date.

b. Additional paid in capital

The additional paid in capital represents share premium of the Netherlands parent company and comprises the proceeds from the issue of shares insofar as these exceed the nominal amount of the shares (proceeds above par). Additional paid in capital of $157,656 thousand can be distributed to shareholders free of income tax, as intended by the Dutch Income Tax Act 1964.

c. Statutory non-distributable reserve

In compliance with Netherlands law, Scala has formed a non-distributable legal reserve required for capitalized software development costs, amounting to $1,966 thousand.

d. Accumulated other comprehensive loss

Accumulated other comprehensive loss represents cumulative translation adjustments.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

15. Commitments and contingencies

a. Commitments

Scala has entered into certain non-cancelable operating leases, primarily for office equipment and vehicles that expire as detailed below. Below is a schedule of the future minimum lease payments under these non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2003 and 2002:

As at December 31, 2003:

	Payment due
Years Ended December 31,	Capital leases	Operating leases
2004	22	1,689
2005	6	625
2006	4	321
2007	4	74
2008 and thereafter	—	53

Total minimum lease payments	36	2,762

Less: Interest costs	4

Present value of future minimum lease payments	32
Less: Current installments	16

Long-term	16

As at December 31, 2002:

	Payment due
Years Ended December 31,	Capital leases	Operating leases
2003	150	797
2004	84	370
2005	7	183
2006	3	135
2007 and thereafter	9	—

Total minimum lease payments	253	1,485

Less: Interest costs	27

Present value of future minimum lease payments	226
Less: Current installments	150

Long-term	76

b. Contingencies and litigation

Scala is involved in various legal actions arising in the ordinary course of business. While the outcomes of such matters is currently not determinable, it is management’s opinion that these matters will not have a material adverse effect on Scala’s consolidated financial condition or the results of its operations.

At the end of March 2004 Management received a letter from a former distributor whose contract was terminated during 2000. The former distributor is proposing to commence arbitration proceedings against Scala in respect of damages for the alleged loss of profits and certain other matters. The letter sets out proposals for damages of up to approximately $10 million. Management believes the claim does not have any substance and consider that the likelihood of any arbitration proceedings awarding damages to the former distributor to be remote. Scala intends to defend this action vigorously.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

No guarantees have been granted by Scala, other than those related to consolidated subsidiaries discussed in note 12.

c. Contingent consideration

There is a deferred consideration element to the purchase of the licensing rights in Australia consisting of a payment equal to 15% of the total end user license value sold in specific territories to five named clients during the twelve month period from May 28, 2003. As at December 31, 2003 a provision has not been made for this deferred consideration due to the uncertainty over whether these amounts will become due.

16. Business acquisitions and divestments

During the years ended December 31, 2003 and 2002, Scala neither acquired nor disposed of any entities.

During the year ended December 31, 2002, Scala paid final installments of contingent consideration in cash amounting to $102 thousand in respect of the acquisition of LSI Computer Systems PLC on October 1, 1997 and $58 thousand in respect of the acquisition of Scala Finland OY, Scala Balticum AS, Scala Eesti AS, Scala Latvija SIA and Scala Lietuva UAB on February 12, 1999. These amounts were capitalized in goodwill.

17. Related party transactions

a. Abisko Development Ltd

Scala holds indirectly, through its subsidiary Scala ECE (Overseas) Limited, a 19.9% share in Abisko Development Ltd (“Abisko”), which was engaged in the research and development of software products, and is a subsidiary of Sonata Software Ltd, India. As of December 31, 2003 there is $1,105 thousand of unamortized software development costs purchased from Abisko. During the years ended December 31, 2003 and 2002, Abisko was dormant.

b. Distribution network

Scala is associated with a network of independent distributors of its products, whose members are responsible for sales, implementation and service in their respective countries. License agreements with these companies are at an ‘arms-length’ basis and, due to the absence of Scala having significant influence over financial and operational decisions, they are not considered to be related parties.

18. Segment information

For management purposes, Scala is currently organized into geographic business units operating in a single industry segment, providing business management software solutions to small and mid-sized businesses. Substantially, all of Scala’s revenue is derived from the licensing of software products and providing related consulting, support and training services. Scala does not manage its business by solution or focus area and therefore does not maintain its revenue on such a basis.

Management reviews financial information presented on a consolidated basis, accompanied by summary disaggregated information, excluding inter-company transactions, about revenue and operating expenses by geographic region for purposes of assessing financial performance and making operating decisions.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Segment information about these geographic business units is presented below:

	Total revenue	Operating expenses excluding amortization	Operating income/(loss) before amortization	Net income/(loss) before income taxes
Year ended December 31, 2002—restated
Western Europe	17,027	10,959	6,068	4,897
Northern Europe	17,337	5,456	11,881	12,747
Central and Eastern Europe	14,952	6,443	8,510	7,296
CIS	6,871	4,072	2,798	4,100
Asia	8,487	4,444	4,043	3,975
Americas	7,192	4,434	2,759	2,756

	71,866	35,808	36,059	35,771
Non-allocable	2,969	29,421	(26,453)	(28,743)

Total	74,835	65,229	9,606	7,028

Year ended December 31, 2003
Western Europe	16,466	10,716	5,750	6,483
Northern Europe	13,998	5,772	8,226	8,066
Central and Eastern Europe	15,575	9,127	6,448	6,884
CIS	7,098	3,334	3,764	3,740
Asia	8,921	4,500	4,420	4,284
Americas	6,030	3,502	2,528	2,543

	68,088	36,951	31,136	32,000
Non-allocable	1,017	36,634	(35,616)	(38,228)

Total	69,105	73,585	(4,480)	(6,228)

Management monitors depreciation and amortization, total assets, total liabilities (excluding debt) and capital expenditure on a legal entity basis. The following table summarizes financial information on a legal entity basis by geographical area:

	Depreciation and amortization	Total assets	Total liabilities (excluding debt)	Capital expenditure
Year ended December 31, 2002—restated
The Netherlands	380	7,671	4,413	178
Rest of Europe	2,560	38,389	24,697	1,489
Asia	106	2,787	2,741	99
Americas	91	2,190	1,376	108

Total	3,137	51,037	33,227	1,874

Year ended December 31, 2003
The Netherlands	1,256	14,313	12,179	920
Rest of Europe	1,607	23,763	20,009	1,119
Asia	98	3,057	2,391	98
Americas	170	2,152	1,525	30

Total	3,131	43,285	36,104	2,167

All goodwill has been allocated to The Netherlands.

Scala operates wholly- and majority-owned subsidiaries in 29 foreign countries located in the rest of Europe (24), Asia (4) and North America (1).

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

19. Share compensation plans

Employee share option plan

At December 31, 2003 Scala had two share option plans comprising an “Employee Share Option Plan” (ESOP) and a US resident plan. Under these plans, options can be granted for new Scala ordinary shares of par value €0.45. The share options awarded are equal to the euro fair market value of the underlying security on the grant date. The options vest over a three-year period from the date of grant. The purpose of these share options is to align the interests of employees with those of shareholders by providing additional incentives to maintain and improve Scala’s performance on a long-term basis, and so increases shareholder value. The exercise of all such options granted is restricted by Scala’s rules on insider trading.

A summary of Scala’s combined share option plans (at transaction date exchange rates) as of December 31, 2003 and 2002 and changes during the periods ended on those dates is presented below:

	December 31,
	2003		2002
	Number of options	Weighted average	Number of options	Weighted average
Outstanding at beginning of year	2,373,200	$2.95	2,916,770	$3.04

Movements:
Granted	30,000	$1.95	500,000	$3.40
Exercised	(174,200)	$2.57	(197,883)	$2.24
Expired or forfeited	(487,225)	$4.07	(845,687)	$3.69

Outstanding at year-end	1,741,775	$3.36	2,373,200	$2.95

Options exercisable at year end	1,083,575		941,275

The following table summarizes information about Scala’s combined fixed share option plans (at year end exchange rates) as of December 31, 2003:

	Options outstanding at December 31, 2003
Year of grant	Range of exercise prices	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price
1999	$4.08 - $6.00	147,925	10 months	$4.19
2000	$2.25 - $3.30	293,700	13 months	$2.91
2000	$6.37 - $9.78	17,000	3 months	$8.40
2001	$1.88 - $2.62	744,150	18 months	$2.35
2001	$2.95	45,000	17 months	$2.95
2002	$4.93	464,000	26 months	$4.93
2003	$1.95	30,000	38 months	$1.95

		1,741,775	19 months	$3.36

The fair value of Scala’s 2003 and 2002 option grants was estimated using a Black-Scholes option pricing model and the following weighted average assumptions:

	December 31,
	2003	2002
Option pricing model assumptions
Risk free interest rate	4.65%	5.17%
Expected life (years)	1-5 years	1-5 years
Volatility	87%	85%
Dividend	—	—
Weighted average fair value of options granted in year	$2.23	$1.87

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Scala has restated its computation of the fair value of share options issued to employees following a review of the discount rates and volatility assumptions used in the model in prior periods. This has resulted in an increase in the fair value of outstanding options of $441 thousand in 2002 from that previously reported.

20. Subsequent events

As disclosed in note 4c above Epicor Software Corporation (Epicor) intends to commence a tender process for the acquisition of all outstanding shares of Scala. Should this process lead to Scala’s acquisition by Epicor, Scala will be required to pay a ‘success fee’ to its banking advisors under the terms of an engagement letter signed in October 2003. This success fee will be a minimum of 544 thousand euro, with an additional fee payable depending on the price achieved.

Furthermore, in relation to the proposed acquisition of Scala by Epicor, under the terms of a merger protocol signed in November 2003 in the event that the transaction is not consummated due to any breach of obligations set out in that protocol the party who has caused such breach shall be obliged to pay to the other party a fixed amount of 3 million euro as damages.

Since January 1, 2004 and up to March 31, 2004 Scala has incurred advisory costs in relation to the transaction of $1.4 million.

(b)	Pro Forma Financial Information.

The following Unaudited Pro Forma Condensed Combined Financial Statements (the “Pro Forma Financial Statements”) and explanatory notes give effect to the July 18, 2004 acquisition of Scala by Epicor. The Pro Forma Financial Statements do not reflect any cost savings or other synergies that might result from the transaction. They are provided for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operation for future periods or the financial position or results of operations that actually would have been realized had the acquisition occurred during the specified periods.

On July 8, 2003, Epicor acquired ROI Systems, Inc. (“ROI”), as reported on Epicor’s Form 8-K filed on July 8, 2003. The effect of this acquisition is included in the following Unaudited Pro Forma Combined Statement of Operations (the “Pro Forma Statement of Operations”) for the year ended December 31, 2003 using the purchase method of accounting, assuming that Epicor’s acquisition of ROI occurred on January 1, 2003. For the year ended December 31, 2003, the historical Epicor results shown include ROI from the date of acquisition, July 8, 2003 and the ROI historical results are for the period January 1, 2003 through July 8, 2003. In connection with this acquisition, ROI incurred a restructuring charge of $1,885,000 in July 2003 for a reduction in force and the closure of certain ROI offices. This restructuring charge is included in the following historical results of ROI for the period January 1, 2003 through July 8, 2003.

The following Pro Forma Statement of Operations for the year ended December 31, 2003 and the three months ended March 31, 2004 give effect to the acquisition of Scala by Epicor as if it had occurred on January 1, 2003 and 2004, respectively. The Unaudited Pro Forma Condensed Combined Balance Sheet (the “Pro Forma Balance Sheet”) as of March 31, 2004 gives effect to the acquisition as if it took place on that date. These Pro Forma Financial Statements give effect to the acquisition of Scala by Epicor assuming 22,570,851 of Scala shares that were tendered in the previously discussed initial offering period were acquired by Epicor, and thus include a minority interest of approximately 7% representing the shares that were not tendered during the initial offering period.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2004

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Epicor	Scala
Assets
Current assets:
Cash and cash equivalents	$38,070	$12,008	$(9,060	)(a,b,d)	$41,018
Restricted cash	502	—	—		502
Accounts receivable, net	26,949	11,914	—		38,863
Prepaid expenses and other current assets	5,736	6,995	(3,820	)(c,f)	8,911

Total current assets	71,257	30,917	(12,880)		89,294

Property and equipment, net	3,616	1,953	—		5,569
Software development costs, net	—	1,577	(1,577	)(j)	—
Intangible assets, net	13,029	3,166	32,434	(h,j)	48,629
Goodwill	11,234	470	53,194	(h,j)	64,898
Other assets	3,785	1,669	(1,314	)(f)	4,140

Total assets	$102,921	$39,752	$69,857		$212,530

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,797	$4,268	—		$9,065
Accrued expenses	19,426	12,267	1,146	(c)	32,839
Current portion of accrued restructuring costs	1,079	—	—		1,079
Current portion of deferred revenue	40,920	18,344	(319	)(g)	58,945

Total current liabilities	66,222	34,879	827		101,928
Long term portion of accrued restructuring costs	1,794	—	—		1,794
Long term debt	—	22	30,000	(d)	30,022

Total long term liabilities	1,794	22	30,000		31,816

Commitments and contingencies
Stockholders’ equity
Preferred stock	10,423	—	—		10,423
Common stock	46	11,199	(11,195	)(a,b,e)	50
Additional paid-in capital	253,638	157,945	(114,068	)(a,b,e)	297,515
Less: treasury stock	(493)	—	—		(493)
Less: unamortized stock compensation expense	(4,344)	—	—		(4,344)
Accumulated other comprehensive loss	206	(5,211)	5,211	(e)	206
Accumulated earnings (deficit)	(224,571)	(159,082)	159,082	(e)	(224,571)

Total stockholders’ equity	34,905	4,851	39,030		78,786

Total liabilities and stockholders’ equity	$102,921	$39,752	$69,857		$212,530

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2003

(in thousands, except per share amounts)

	Historical			Pro Forma Adjustments For			Pro Forma Combined
	Epicor	ROI	Scala	ROI	Scala
Revenues:
License fees	$38,700	$1,823	$18,906	—	—		$59,429
Consulting	38,821	4,301	15,201	—	—		58,323
Maintenance	75,681	4,858	34,024	—	—		114,563
Other	2,220	—	974	—	—		3,194

Total revenues	155,422	10,982	69,105	—	—		235,509

Cost of revenues	57,630	4,639	26,078	—	(2,547	)(m,n)	85,800
Amortization of intangible assets and capitalized software development costs	7,097	—	2,215	923	4,680	(i,j)	14,915

Total cost of revenues	64,727	4,639	28,293	923	2,133		100,715

Gross profit	90,695	6,343	40,812	(923)	(2,133)		134,794

Operating expenses:
Sales and marketing	37,537	4,221	8,276	—	1,600	(m,n)	51,634
Research and development	20,058	1,830	12,815	—	(372	)(n)	34,331
General and administrative	20,424	945	26,416	54	(3,642	)(i,n,o,p)	44,197
Provision for doubtful accounts	(1,022)	7	—	—	1,758	(o)	743
Stock based compensation expense	3,336	—	—	—	689	(p)	4,025
Restructuring charges and other	937	1,885	—	—	2,568	(n)	5,390

Total operating expenses	81,270	8,888	47,507	54	2,601		140,320

Income (loss) from operations	9,425	(2,545)	(6,695)	(977)	(4,734)		(5,526)
Other income (expenses), net	268	15	467	—	(204	)(k,q)	546

Income (loss) before income taxes	9,693	(2,530)	(6,228)	(977)	(4,938)		(4,980)
Income tax provision (benefit)	399	(27)	4,436	—	(2,803	)(l)	2,005

Net income (loss)	$9,294	$(2,503)	$(10,664)	$(977)	$(2,135)		$(6,985)

Value of beneficial conversion related to preferred stock	(241)	—	—	—	—		(241)

Net income (loss) applicable to common stockholders	$9,053	$(2,503)	$(10,664)	$(977)	$(2,135)		$(7,226)

Net income (loss) per share applicable to common stockholders
Basic	$0.21		$(0.47)				$(0.15)
Diluted	$0.18		$(0.47)				$(0.15)
Weighted average common shares outstanding:
Basic	43,136		22,894				47,187
Diluted	49,509		22,894				47,187

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Three Months Ended March 31, 2004

(in thousands, except per share amounts)

	Historical		Adjustments		Pro Forma Combined
	Epicor	Scala
Revenues:
License fees	$10,448	$3,937	$—		$14,385
Consulting	11,952	4,174	—		16,126
Maintenance	20,557	9,225	—		29,782
Other	403	234	—		637

Total revenues	43,360	17,570	—		60,930

Cost of revenues	16,241	6,574	(527	)(m)	22,288
Amortization of intangible assets and capitalized software development costs	880	497	1,227	(i,j)	2,604

Total cost of revenues	17,121	7,071	700		24,892

Gross profit	26,239	10,499	(700)		36,038

Operating expenses:
Sales and marketing	9,780	1,919	527	(m)	12,226
Research and development	5,760	2,932	—		8,692
General and administrative	5,174	6,931	(370	)(n,o,p)	11,735
Provision for doubtful accounts	215	—	270	(o)	485
Stock based compensation expense	655	—	12	(p)	667
Restructuring charges and other	1,217	—	88	(n)	1,305

Total operating expenses	22,801	11,782	527		35,110

Income (loss) from operations	3,438	(1,283)	(1,227)		928
Other income (expenses), net	225	(40)	(81	)(k,q)	104

Income (loss) before income taxes	3,663	(1,323)	(1,308)		1,032
Income tax provision (benefit)	145	452	(306	)(l)	291

Net income (loss)	$3,518	$(1,775)	$(1,002)		$741

Net income (loss) per share:
Basic	$0.07	$(0.08)			$0.01
Diluted	$0.07	$(0.08)			$0.01
Weighted average shares outstanding:
Basic	47,807	22,963			51,858
Diluted	52,007	22,963			55,909

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1.  Purchase Accounting

The total preliminary purchase price of Scala, reflecting the 22,570,851 shares tendered during the initial offering period (including 834,000 Scala ordinary shares issued upon the exercise of options), is summarized below (in thousands, except share amount) and is based on the exchange ratio of 0.1795 Epicor common share valued at a price of approximately $10.83 per share based on the average closing price for the three days before, the day of and three days after the announcement of the transaction, and $1.8230 in cash per Scala share tendered. This purchase price will change as a result of additional shares obtained in the previously discussed subsequent offering period, open-market purchases and buy-out procedure and additional anticipated transaction costs.

Value of securities issued (4,051,467 Epicor shares)	$43,881
Cash paid	41,147
Transaction costs	3,261

Total estimated purchase price	$88,289

The transaction is accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price was allocated to Scala’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of June 18, 2004, with any excess being ascribed to goodwill. Management is primarily responsible for determining the fair values of these assets. The fair value of the assets acquired and liabilities assumed represent management estimate of fair values. The following table summarized (in thousands) the allocation of the purchase price had the transaction occurred on March 31, 2004:

Fair value of tangible assets acquired	$33,607
Assumed liabilities	(34,582)
Identifiable intangible assets acquired	35,600
Goodwill	53,664

Total	$88,289

Note 2.  Revolving Credit Facility

In January 2004, the Company entered into a two year, $15 million senior revolving credit facility with a financial institution. Quarterly interest payments are to be made on this credit facility, with any principal balance due at maturity, January 2006. The facility bears interest at a variable rate of either the prime rate or LIBOR plus an applicable margin based on the Company’s leverage ratio, at the Company’s option. As of June 30, 2004, the interest rate was 3.425%, which was at LIBOR plus an applicable margin. Borrowings under the facility are secured by substantially all of the Company’s assets. The Company is required to comply with various financial covenants. Significant financial covenants include:

•	Achieving minimum earnings before interest, taxes, depreciation and amortization (EBITDA)
•	Achieving minimum funded debt to EBITDA ratios
•	Achieving minimum fixed charge coverage ratios
•	Maintaining minimum cash balances through maturity.

Additional material covenants under the agreement include limitations on the Company’s indebtedness, liens on Company assets, guarantees, investments, dividends, repurchases of securities and certain acquisitions and dispositions of assets by the Company. On May 26, 2004, the revolving credit

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

facility was amended to increase the loan commitment under the facility from $15 million to $30 million. Thereafter, effective June 28, 2004, the revolving credit facility was amended to revise the minimum fixed charge coverage ratio. As of June 30, 2004, the Company was in compliance with all covenants included in the terms of the credit agreement, as amended. In connection with the Scala acquisition, the Company borrowed the $30 million available under this credit facility.

Note 3.  Unaudited Pro Forma Combined Adjustments

The following adjustments have been reflected in the Pro Forma Condensed Statement of Operations and Balance Sheet:

(a) To record cash paid and stock issued for the proposed Scala acquisition of $39,625,000 and 3,901,621, respectively (see Note 1).

(b) To record cash received of $2,087,000 for Scala stock options exercised in connection with the acquisition and cash paid and stock issued by Epicor of $1,522,000 and 149,846 shares, respectively, for Scala shares issued upon the exercise of these options.

(c) To include $2,115,000 of transaction costs incurred by Epicor as of March 31, 2004 and to accrue estimated additional transaction costs of $1,146,000 in purchase price (see Note 1).

(d) To record debt incurred to finance acquisition of $30,000,000 (see Note 2).

(e) To eliminate the equity of Scala.

(f) To record a valuation allowance for Scala’s current and long term deferred tax assets of $1,705,000 and $1,314,000, respectively, for which the realization is unlikely given assumptions used by Epicor in calculating deferred tax assets on a consolidated basis.

(g) To adjust the value of deferred maintenance revenues acquired based on Epicor’s estimated selling expense incurred on maintenance.

(h) To record intangible assets including acquired technology of $21,650,000, customer base of $7,260,000, trademark of $5,740,000, Third party funded development agreement of $950,000 and goodwill of $53,664,000 (see Note 1).

(i) To record amortization on a straight line basis for the year ended December 31, 2003 and the three months ended March 31, 2004 as follows:

	Year Ended December 31, 2003		Three Months Ended March 31, 2004
	Scala	ROI	Scala	Life
Acquired technology	$4,330,000	$735,000	$1,083,000	5 years
Trademark	1,148,000	155,000	287,000	5 years
Customer base	1,037,000	33,000	259,000	7 years
Third party funded development agreement	380,000	—	95,000	2½ years
Covenant not to compete	—	54,000	—	3 years

	$6,895,000	$977,000	$1,724,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(j) To eliminate capitalized software development costs, other intangible assets and goodwill included in Scala’s historical balance sheet which were revalued by management at the time of acquisition and to eliminate amortization of these intangibles included in the historical Scala statement of operations for the year ended December 31, 2003 and the three months ended March 31, 2004.

(k) To record interest expense of $1,028,000 and $257,000, based on the Company’s current borrowing rate, for the year ended December 31, 2003 and three months ended March 31, 2004, for debt incurred to finance the acquisition of Scala (see Note 2).

(l) Tax adjustment assuming Epicor files a consolidated tax return for the year ended December 31, 2003 and the three months ended March 31, 2004.

(m) To reclass Scala sales commission expense for the year ended December 31, 2003 and the three months ended March 31, 2004 from cost of revenues to sales and marketing expense to conform to Epicor financial statement classifications.

(n) To reclass Scala restructuring expenses incurred for the year ended December 31, 2003 and three months ended March 31, 2004 to restructuring charges and other to conform to Epicor financial statement classifications.

(o) To reclass Scala provision for doubtful accounts for the year ended December 31, 2003 and the three months ended March 31, 2004 from general and administrative expenses to provision for doubtful accounts to conform to Epicor financial statement classifications.

(p) To reclass Scala stock compensation expense incurred for the year ended December 31, 2003 and the three months ended March 31, 2004 from general and administrative expenses to stock compensation expense to conform to Epicor’s financial statement classifications.

(q) To record minority interest in the net loss of Scala of $824,000 for the year ended December 31, 2003 and $176,000 for the three months ended March 31, 2004 for shares not tendered during the initial offering period (see Note 1).

(c) Exhibits.

Exhibit Number	Description
2.1(1)	Amended and Restated Merger Protocol, dated as of April 14, 2004, by and among the registrant and Scala Business Solutions N.V.

23.1	Consent of KPMG Accountants N.V., Independent Auditors with respect to Scala Business Solutions N.V.

(1)	Incorporated by reference to Exhibit 2.1 to Registrant’s Registration Statement on Form S-4, Reg. No. 333-114475.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: September 7, 2004	By:	/S/ JOHN D. IRELAND
John D. Ireland Vice President and General Counsel